December 17, 2013

David Taber
President & CEO
American River Bank
3100 Zinfandel Drive
Rancho Cordova, CA 95670

Dear David:

I hereby resign my position as Chief Credit Officer of American River Bank. If you wish, I am willing to remain in role through January 16, 2014, to assist with year-end and transition matters.

I have the highest regard for you, the Bank's management team and the Board, and thank you for the opportunity you have provided me. I take pride in the accomplishments of my Credit Administration team and believe the team is well positioned to help the Bank reach its loan growth and quality goals in the years to come. I wish for you and the Bank much future success.

Sincerely,

Bob

Robert Muttera